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                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                COACH USA, INC.

                                       AT

                              $42.00 NET PER SHARE

                                       BY

                               SCH HOLDINGS CORP.
                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                            STAGECOACH HOLDINGS PLC

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK
       CITY TIME, ON MONDAY, JULY 26, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                   June 18, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by SCH Holdings Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Stagecoach Holdings plc, a public limited company organized under the laws of Scotland ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase for cash all the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Coach USA, Inc., a Delaware corporation (the "Company"), at a purchase price of $42.00 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 18, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. The Offer to Purchase, dated June 18, 1999.

     2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.
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     3. The Notice of Guaranteed Delivery for Shares to be used to accept the
        Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to IBJ Whitehall Bank & Trust Company (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

     4. The Letter to Stockholders of the Company from the Chairman of the Board and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

     5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     7. A return envelope addressed to IBJ Whitehall Bank & Trust Company, P.O. Box 84, Bowling Green Station, New York, NY 10274-0084 Attn:
        Reorganization Dept., the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, MONDAY, JULY 26, 1999 UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (i) at the expiration of the Offer there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which constitutes more than 50% of the voting power (determined on a fully diluted basis) on the date of purchase of all Shares entitled to vote generally in the election of directors or in a merger, (ii) the expiration or termination of any and all applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii)(A) the receipt by Parent of a favorable informal advisory opinion from the staff of the United States Surface Transportation Board ("STB") to the effect that the proposed use of the Voting Trust (as defined in the Offer to Purchase) will effectively insulate Parent from acquiring unlawful control of the Company and such advisory opinion not having been withdrawn or (B) the STB having approved Parent's and Purchaser's acquisition of the federally regulated carriers controlled by the Company and (iv) a majority of the ordinary shares of Parent present and voting at an extraordinary general meeting of shareholders (the "Parent Shareholder Approval Condition") having duly adopted resolutions approving the acquisition by Parent of the Company pursuant to the Offer and the Merger (as defined below), and certain related matters.

     The Board of Directors of the Company has approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below) and determined that terms of the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of the Shares and recommends that the holders of the Shares tender their Shares to Purchaser.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 12, 1999 (the "Merger Agreement"), among Parent, Purchaser, SCH Acquisition Corp. ("Merger Sub"), and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub will be merged with and into the Company (the "Merger"). In the Merger, each Share issued and outstanding immediately prior to the Merger (other than Shares held by the Company or owned by the Parent, Purchaser or any other subsidiary of the Parent or the Company, which shall be canceled, and other than Shares, if any, held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL) will by virtue of the Merger and without any action on the part of the holders of the Shares be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes. Following the Merger, the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent, and the separate corporate existence of Merger Sub will cease.

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     The initial Expiration Date is five business days following the expected earliest date of the Parent's shareholders meeting, in order to provide sufficient time for notice to be given to the Company's stockholders of the satisfaction of the Parent Shareholder Approval Condition following the Parent's shareholders meeting. If the Parent's shareholders meeting takes place on a later date, Purchaser expects that, subject to the Merger Agreement and the other considerations set forth in Section 1 of the Offer to Purchase, it would extend the Offer until five business days following such later date.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (ii) either Share Certificates, representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and MacKenzie Partners, Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          J.P. MORGAN SECURITIES INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, PARENT, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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